Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The Dun & Bradstreet Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 2, 2016